Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES SEPTEMBER 30, 2026 FINANCIAL RESULTS
AND DECLARES FOURTH QUARTER 2026 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — October 27, 2026 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a fourth quarter 2026 dividend of $0.48 per share. The fourth quarter 2026 dividend is payable on December 29, 2026 to stockholders of record as of December 15, 2026.

SEPTEMBER 30, 2026 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2026.

OPERATING RESULTS

	Q3-26(3)		Q3-25(3)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(1)		$0.44		$0.57
Core EPS(2)		$0.46		$0.50
Dividends declared and payable		$0.48		$0.48
Net investment income(1)	$328	$0.46	$338	$0.48
Net realized gains (losses)(1)	$(52)	$(0.07)	$162	$0.23
Net unrealized gains (losses)(1)	$43	$0.05	$(96)	$(0.14)
GAAP net income(1)	$319	$0.44	$404	$0.57

	As of
(dollar amounts in millions, except per share data)	September 30, 2026	December 31, 2025
Portfolio investments at fair value	$29,213	$29,485
Total assets	$30,596	$31,235
Stockholders’ equity	$13,946	$14,318
Net asset value per share	$19.31	$19.94
Debt/equity ratio	1.11x	1.12x
Debt/equity ratio, net of available cash(4)	1.06x	1.08x
____________________________________________

(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three months ended September 30, 2026 and 2025 were approximately 720 million and 709 million, respectively.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes (including excise taxes) related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(3)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(4)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“We reported solid third quarter results supported by continued healthy portfolio performance, including stable credit quality and historically low levels of non-accruing loans and problem assets,” said Kort Schnabel, Chief Executive Officer of Ares Capital. “While a slower transaction environment led to a more measured pace of originations during the quarter, our investment backlog is up meaningfully from last quarter, and we are seeing stronger transaction activity entering the fourth quarter. We believe our market leadership, scale, diversified portfolio and strong financial position, along with the expected benefit from higher yields and our recently announced acquisition of MidCap Financial Investment Corporation, reinforce our strong underlying earnings power and our confidence in the current level of our regular quarterly dividend.”

“During the third quarter, we further strengthened our funding profile while maintaining significant financial flexibility,” said Scott Lem, Chief Financial Officer of Ares Capital. “We increased our debt capacity through a $750 million issuance of seven-year unsecured notes, while also reducing our funding costs through the reset of our debt securitization and modest utilization of our commercial paper program. With approximately $7 billion of available liquidity, prudent leverage and limited near-term maturities, our balance sheet remains well positioned to support our investment activity and future growth.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q3-26	Q3-25
Portfolio Activity During the Period:
Gross commitments	$2,109	$3,924
Exits of commitments	$2,473	$2,625

Portfolio Information:
	As of
	September 30, 2026	December 31, 2025
Portfolio investments at fair value	$29,213	$29,485
Fair value of accruing debt and other income producing securities(5)	$26,050	$26,510
Number of portfolio company investments	636	603
Percentage of floating rate securities at fair value(6)	70%	72%
Weighted average yields on debt and other income producing securities(7):
At amortized cost	10.6%	10.3%
At fair value	10.8%	10.3%
Weighted average yields on total investments(8):
At amortized cost	9.5%	9.4%
At fair value	9.6%	9.3%

Asset class percentage at fair value:
First lien senior secured loans	58%	61%
Second lien senior secured loans	4%	5%
Subordinated certificates of the SDLP	4%	4%
Senior subordinated loans	7%	5%
Preferred equity	8%	9%
Ivy Hill Asset Management, L.P.(9)	10%	8%
Other equity	9%	8%
____________________________________________

(5)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(6)Includes Ares Capital’s investment in the subordinated certificates of the Senior Direct Lending Program (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners, and its clients, to fund first lien senior secured loans.

(7)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(8)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(9)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the third quarter of 2026, Ares Capital made new investment commitments of approximately $2.1 billion, of which approximately $1.6 billion were funded. New investment commitments were made to 25 new portfolio companies and 28 existing portfolio companies. As of September 30, 2026, 271 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $2.1 billion in new commitments made during the third quarter of 2026, 71% were in first lien senior secured loans, 2% were in second lien senior secured loans, 7% were in senior subordinated loans, 18% were in Ares Capital’s investment in IHAM, 1% were in preferred equity and 1% were in other equity. Of the approximately $2.1 billion in new commitments, 85% were in floating rate debt securities, of which 74% contained interest rate floors. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.4% and the weighted average yield on total investments funded during the period at amortized cost was 10.2%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the third quarter of 2026, Ares Capital funded approximately $711 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the third quarter of 2026, Ares Capital exited approximately $2.5 billion of investment commitments, including approximately $1.2 billion of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $2.5 billion of exited investment commitments, 83% were first lien senior secured loans, 10% were second lien senior secured loans, 6% were Ares Capital’s subordinated loan to IHAM and 1% were other equity. Of the approximately $2.5 billion of exited investment commitments, 95% were floating rate, 1% were fixed rate, 1% were non-income producing and 3% were on non-accrual status.

As of September 30, 2026 and December 31, 2025, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 2.4% of the total investments at amortized cost (or 1.4% at fair value) and 1.8% at amortized cost (or 1.2% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the Securities and Exchange Commission (“SEC”) on October 27, 2026.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2026, Ares Capital had $722 million in cash and cash equivalents and $15.5 billion in total aggregate principal amount of debt outstanding ($15.1 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $6.9 billion available for additional borrowings under its existing credit facilities as of September 30, 2026.

In July 2026, Ares Capital’s wholly-owned, consolidated subsidiary, Ares Direct Lending CLO 1 LLC (“ADL CLO 1”), completed a refinancing of its approximately $702 million term debt securitization with an approximately $709 million term debt securitization (as refinanced, the “ADL CLO 1 Debt Securitization”). The ADL CLO 1 Debt Securitization is also known as a collateralized loan obligation and is an on-balance-sheet financing incurred by Ares Capital.

The notes offered and term loans incurred in connection with the ADL CLO 1 Debt Securitization that mature on July 25, 2038 (collectively, the “July 2038 CLO Secured Debt”) were issued by ADL CLO 1 pursuant to the amended and restated indenture and security agreement governing the July 2038 CLO Notes (as defined below) and the Class A-1-LR credit agreement, as applicable, and include (i) $267.0 million of Class A-1-R Senior Floating Rate Notes, which bear interest at Term SOFR plus 1.46%; (ii) $24.5 million of Class A-2-R Senior Floating Rate Notes, which bear interest at Term SOFR plus 1.70%; (iii) $45.5 million of Class B-R Senior Floating Rate Notes, which bear interest at Term SOFR plus 1.90% (collectively, the “July 2038 CLO Notes”) and (iv) $139.0 million of Class A-1-LR term loans, which bear interest at Term SOFR plus 1.46%. In addition, ADL CLO issued an additional $7.1 million of subordinated notes (in addition to the $225.6 million of existing subordinated notes previously issued by ADL CLO 1), which do not bear interest. Ares Capital retained all of the subordinated notes, which are unsecured obligations of ADL CLO 1 and are eliminated in consolidation. The proceeds from the ADL CLO 1 Debt Securitization were used in part to redeem all outstanding $406 million of Class A Senior Floating Rate Notes and $70 million of Class B Senior Floating Rate Notes issued by ADL CLO 1 in May 2024. In connection with the refinancing, Ares Capital realized a loss on extinguishment of debt of approximately $2 million. The refinancing effectively adjusted the interest rate charged on the July 2038 CLO Secured Debt from SOFR plus a blended weighted average spread of 1.86% to SOFR plus a blended weighted average spread of 1.51% and extended the stated maturity date from April 25, 2036 to July 25, 2038.

In July 2026, Ares Capital repaid in full the $1,000 million aggregate principal amount outstanding of its unsecured notes upon their maturity, which bore interest at a rate of 2.150% per annum.

In September 2026, Ares Capital issued $750 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 6.250% per annum and mature on September 15, 2033 (the “September 2033 Notes”). The September 2033 Notes pay interest semi-annually and all principal is due upon maturity. The September 2033 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the September 2033 Notes, and any accrued and unpaid interest. The September 2033 Notes were issued at a discount to the principal amount. In connection with the September 2033 Notes, Ares Capital entered into an interest rate swap for a total notional amount of $750 million that matures on September 15, 2033. Under the interest rate swap, Ares Capital will receive a fixed interest rate of 6.250% and pay a floating interest rate of three-month SOFR plus 1.8525%.

THIRD QUARTER 2026 DIVIDENDS PAID

On July 29, 2026, Ares Capital announced that its Board of Directors declared a third quarter 2026 dividend of $0.48 per share for a total of approximately $346 million. The third quarter 2026 dividend was paid on September 30, 2026 to stockholders of record as of September 15, 2026.

RECENT DEVELOPMENTS

From October 1, 2026 through October 22, 2026, Ares Capital made new investment commitments of approximately $1.1 billion, of which approximately $855 million were funded. Of the approximately $1.1 billion in new investment commitments, 90% were in first lien senior secured loans, 9% were in Ares Capital’s subordinated loan to IHAM and 1% were in preferred equity. Of the approximately $1.1 billion in new investment commitments, 88% were floating rate, 11% were fixed rate and 1% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.0% and the weighted average yield on total investments funded during the period at amortized cost was 9.9%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From October 1, 2026 through October 22, 2026, Ares Capital exited approximately $727 million of investment commitments, including $497 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $727 million of exited investment commitments, 93% were first lien senior secured loans, 1% were second lien senior secured loans and 6% were senior subordinated loans. Of the approximately $727 million of exited investment commitments, 94% were floating rate, 5% were fixed rate and 1% were on non-accrual status. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.2% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 9.1%. Of the approximately $727 million of investment commitments exited from October 1, 2026 through October 22, 2026, Ares Capital recognized total net realized gains of approximately $2 million, including approximately $1 million of net realized losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of October 22, 2026, Ares Capital had an investment backlog of approximately $2.5 billion. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s U.S. direct lending investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. The consummation of any of the investments in this backlog depends upon, among other things, one or more of the following: Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

On October 26, 2026, Ares Capital entered into a definitive agreement to acquire MidCap Financial Investment Corporation in a cash and stock transaction (the “MFIC Transaction”). See Ares Capital’s Current Report on Form 8-K, filed with the SEC on October 27, 2026 for more information on the MFIC Transaction.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, October 27, 2026 at 12:00 p.m. (Eastern Time) to discuss its quarter ended September 30, 2026 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (833) 419-0865. International callers can access the conference call by dialing +1 (785) 838-9333. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ326. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 27, 2026 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 839-1247 and to international callers by dialing +1 (402) 220-0470. An archived replay will also be available through November 27, 2026 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of September 30, 2026. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	September 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $29,478 and $29,250, respectively)	$29,213	$29,485
Cash and cash equivalents	722	638
Restricted cash	220	286
Interest receivable	278	288
Receivable for open trades	9	317
Derivative assets	18	83
Other assets	136	138
Total assets	$30,596	$31,235
LIABILITIES
Debt	$15,124	$15,991
Base management fee payable	109	111
Income based fee payable	166	89
Capital gains incentive fee payable	—	82
Interest and facility fees payable	170	193
Payable to participants	60	131
Interest rate swap collateral payable	—	155
Derivative liabilities	224	19
Payable for open trades	574	5
Accounts payable and other liabilities	149	113
Deferred tax liabilities	74	28
Total liabilities	16,650	16,917
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 common shares authorized; 722 and 718 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	13,441	13,359
Accumulated undistributed earnings	504	958
Total stockholders’ equity	13,946	14,318
Total liabilities and stockholders’ equity	$30,596	$31,235
NET ASSET VALUE PER SHARE	$19.31	$19.94

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025

INVESTMENT INCOME
Interest income from investments	$558	$561	$1,665	$1,620
Capital structuring service fees	23	48	102	128
Dividend income	160	141	468	442
Other income	22	32	59	69
Total investment income	763	782	2,294	2,259

EXPENSES
Interest and credit facility fees	221	209	648	583
Base management fee	109	108	330	314
Income based fee	82	88	250	259
Capital gains incentive fee	—	13	(82)	(8)
Administrative fees	4	4	12	12
Other general and administrative	13	11	31	28
Total expenses	429	433	1,189	1,188
NET INVESTMENT INCOME BEFORE INCOME TAXES	334	349	1,105	1,071
Income tax expense, including excise taxes	6	11	20	26
NET INVESTMENT INCOME	328	338	1,085	1,045
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses) on investments	(61)	247	46	272
Net realized gains (losses) on foreign currency and other transactions	11	(13)	5	(21)
Net income tax expense on net realized gains	—	(72)	—	(116)
Net realized gains (losses)	(50)	162	51	135
Net unrealized gains (losses) on investments	54	(182)	(542)	(219)
Net unrealized gains (losses) on foreign currency and other transactions	(8)	30	30	(24)
Net change in deferred tax liabilities	(3)	56	(40)	69
Net unrealized gains (losses)	43	(96)	(552)	(174)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(7)	66	(501)	(39)
Realized loss on extinguishment of debt	(2)	—	(2)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$319	$404	$582	$1,006

Basic and diluted net income per common share	$0.44	$0.57	$0.81	$1.45
Basic and diluted weighted average shares of common stock outstanding	720	709	719	694

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three and nine months ended September 30, 2026 and 2025 are provided below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net income per share(1)	$0.44	$0.57	$0.81	$1.45
Adjustments:
Net realized and unrealized (gains) losses(1)	0.02	(0.09)	0.70	0.06
Capital gains incentive fee attributable to net realized and unrealized gains and losses(1)	—	0.02	(0.12)	(0.01)
Other income tax expense (including excise taxes) related to net realized gains and losses(1)	—	—	—	—
Core EPS(2)	$0.46	$0.50	$1.39	$1.50
__________________________________________________

(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three and nine months ended September 30, 2026 were approximately 720 million and 719 million, respectively, and approximately 709 million and 694 million, respectively, for the comparable periods in 2025.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes (including excise taxes) related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.